     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 3, 1999
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    INNOVATIVE GAMING CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

          MINNESOTA                                    41-1713864
(State or other jurisdiction                        (I.R.S. employer
of incorporation or organization)                 identification number)

                                 4725 Aircenter
                               Reno, Nevada 89502
                                  (775)823-3000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Edward G. Stevenson
                             Chief Executive Officer
                    Innovative Gaming Corporation of America
                                 4725 Aircenter
                               Reno, Nevada 89502
                                 ((775)823-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                             Douglas T. Holod, Esq.
                              Alan M. Gilbert, Esq.
                       Maslon Edelman Borman & Brand, LLP
                               3300 Norwest Center
                        Minneapolis, Minnesota 55402-4140
                                 (612) 672-8200

    Approximate date of the commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                                    CALCULATION OF REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of Securities to be    AMOUNT TO BE        PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
Registered                                 REGISTERED          OFFERING PRICE PER        AGGREGATE OFFERING       REGISTRATION FEE
                                                               SHARE (1)                 PRICE(1)
- ------------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK, PAR VALUE $.01 PER
SHARE                                      1,751,500           $1.94                     $3,397,910                $944.62
- ------------------------------------------------------------------------------------------------------------------------------------

(1) CALCULATED PURSUANT TO RULE 457(C) UNDER THE SECURITIES ACT OF 1933 (THE "ACT") BASED UPON THE AVERAGE OF THE BID AND ASKED PRICES AS OF JULY 30, 1999. ALSO INCLUDES AN INDETERMINATE NUMBER OF SHARES OF COMMON STOCK THAT MAY BECOME ISSUABLE TO PREVENT DILUTION RESULTING FROM STOCK SPLITS, STOCK DIVIDENDS AND CONVERSION PRICE ADJUSTMENTS, WHICH ARE INCLUDED PURSUANT TO RULE 416 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION; DATED AUGUST 3, 1999

PROSPECTUS


                    INNOVATIVE GAMING CORPORATION OF AMERICA

                               1,751,500 SHARES OF
                                  COMMON STOCK

         This prospectus relates to a maximum of 1,331,500 shares of common stock of Innovative Gaming Corporation of America issuable upon the conversion of Series C Convertible Preferred Stock (the "Series C Preferred Shares") and a maximum of 420,000 shares of common stock issuable upon the exercise of certain warrants (the "Warrants") granted to the selling shareholders listed on page 13 of this prospectus. Each of the Series C Preferred Shares is convertible into shares of common stock, at a conversion price equal to 91% of the average of the lowest three consecutive day closing bid prices of the Company's common stock as reported on by Bloomberg, L.P. over a period of twenty trading days ending on the day prior to which the holder of Series C Preferred Shares notifies the Company of such holder's intent to convert a specified portion of such Series C Preferred Shares, provided that the maximum conversion price shall not exceed $1.877 which represents 135% of the ten day average of the closing bid price of our common stock ending on May 28, 1999. The Series C Preferred Shares are convertible in 25% increments, at the option of the holder thereof, beginning on the earlier of (i) August 30, 1999 or (ii) the date common stock issuable upon conversion of the Series C Preferred Shares is registered and following the end of each 30 day period thereafter for three months. Series C Preferred Shares not converted by June 1, 2001 will be automatically converted into common stock. We will receive no proceeds from the sale of the common stock by selling shareholders. The total proceeds to us from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $517,200.

         Our common stock is listed on the Nasdaq National Market under the symbol "IGCA." On July 30, 1999, the last sale price for the common stock as reported on the Nasdaq National Market was $1.94.

         THE SHARES OFFERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DESCRIPTION OF FACTORS WHICH SHOULD BE CONSIDERED BY INVESTORS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NEITHER THE COLORADO GAMING COMMISSION, THE MISSISSIPPI GAMING COMMISSION, THE NEVADA GAMING CONTROL BOARD, THE NEVADA GAMING COMMISSION,

NOR ANY OTHER GAMING AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. A REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE, AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY INNOVATIVE GAMING CORPORATION OF AMERICA WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING SHAREHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    -----------------------------------------

                    THE DATE OF THIS PROSPECTUS IS     , 1999

                                TABLE OF CONTENTS

         PROSPECTUS SUMMARY.................................................................5

         RISK FACTORS.......................................................................7

         USE OF PROCEEDS...................................................................12

         SELLING SHAREHOLDERS..............................................................13

         PLAN OF DISTRIBUTION..............................................................16

         WHERE YOU CAN FIND MORE INFORMATION...............................................17

         NOTE REGARDING FORWARD-LOOKING STATEMENTS.........................................18

         LEGAL MATTERS.....................................................................18

         EXPERTS...........................................................................18

         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES....................................19



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus. You must not rely on any information or representations not contained in this prospectus, if given or made, as having been authorized by us. This prospectus is not an offer or solicitation in respect to these securities in any jurisdiction in which such offer or solicitation would be unlawful. The delivery of this prospectus shall not under any circumstances, create any implication that there has been no change in our affairs or that the information contained in this prospectus is correct as of any time subsequent to the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

                               PROSPECTUS SUMMARY

         As used in this prospectus, the terms "Company","we", "us" and "our" refer to Innovative Gaming Corporation of America and its consolidated subsidiary.

THE COMPANY

         Innovative Gaming Corporation of America ("IGCA") through its wholly owned operating subsidiary, Innovative Gaming, Inc. ("IGI", collectively, the "Company"), develops, manufactures, markets and distributes multi-station and other specialty gaming machines to regulated gaming markets world-wide. We have four primary product lines: multi-player/multi-station video table games; bonus "top box" games that are placed on top of slant top spinning reel slot machines; single player video slot machines incorporating state of the art graphics and sound, and unique specialty gaming machines such as "Mythical Reels(TM)", a game which projects the slot machine's spinning reels out in front of the box as if spinning in space. We also own the world-wide patent rights to a unique machine that combines elements of roulette play and pinball in a single player machine. We believe that our gaming machines will appeal to casinos/clubs, lotteries and slot route operators seeking to enhance the entertainment experience by providing new and unique forms of gaming.

         We distribute our products directly and through distributors, primarily on a cash sales basis. In Nevada, we directly place our products under lease, sales (cash or extended payment terms) or participation agreements where we retain ownership and share in the net win of the games with the casino.

         Our primary target markets have been gaming jurisdictions in North America, including the states where we are presently licensed: Arizona, Colorado, Iowa, Louisiana, Mississippi, Minnesota, Nevada, New Mexico, North Carolina and South Carolina, South Dakota and through distributors in Europe and Australia. We have submitted and have a pending application in Connecticut and have submitted games for approval in New Jersey. Previously registered with Alberta, Manitoba, Saskatchewan, Quebec and the Atlantic Lottery Corporation we have applications pending in British Columbia and Ontario. The Company has an agent to market its products in Canada.

         Our executive offices are located at 4725 Aircenter, Reno, Nevada 89502 and our telephone number is (775) 823-3000.

RECENT DEVELOPMENTS

         On July 22, 1999, Wayne M. Mills became a director, filling a vacancy created by Lyle Berman who resigned effective such date.

THE OFFERING

         Common stock offered (1) ...................................  1,751,500 shares

         Common stock outstanding
           before the offering.......................................  7,153,817 shares

         Common stock outstanding
            after the offering (2)...................................  8,905,317 shares

         Nasdaq National Market symbol...............................  IGCA

(1) Represents the maximum number of shares issuable upon the conversion of all Series C Preferred Shares and upon the exercise of Warrants.

(2) Does not include any additional shares issuable upon the conversion of our Series B Convertible Preferred Stock.

                                  RISK FACTORS

         An investment in our common stock is very risky. You may lose the entire amount of your investment. Prior to making an investment decision, you should carefully review this entire prospectus and consider the following risk factors:

         WE HAVE INCURRED LOSSES TO DATE AND IF OUR SALES DO NOT IMPROVE, WE WILL NEED ADDITIONAL FINANCING IN ORDER TO CONTINUE OPERATIONS.

         We have incurred net losses of approximately $5.4 million in 1998, $2.9 million in 1997 and $6.2 million in 1996 and had a net loss of approximately $1.7 million during the quarter ended March 31, 1999. We have not had a profitable quarter since the fourth quarter of fiscal 1997. As of July 30, 1999, we had cash and cash equivalents of approximately $1.1 million. We believe, assuming we can achieve our sales forecasts which exceed current sales rates, that we will have sufficient cash to fund operations into the fourth quarter of 1999. In the absence of alternative financing, we may be required to significantly reduce operations, or liquidate all or a portion of our assets. A significant reduction in operations would seriously impair our ability to meet our short-term revenue projections and would negatively impact our ability to obtain additional financing. We also may be unable to obtain such financing on terms acceptable to us, if such need arises. In connection with the 1999 refinancing, we issued convertible promissory notes secured by certain of our assets. Security interests held by the holders of such promissory notes could hurt our ability to raise additional financing. Any new investors may seek and obtain substantially better terms than were granted to its present investors and the issuance of such securities would result in dilution to its existing shareholders.

         OUR OPERATIONS MAY PROVE UNSUCCESSFUL WHICH WOULD RESULT IN CONTINUED UNPROFITABILITY AND MAY CAUSE OUR STOCK PRICE TO FALL.

         To date, we have not generated a profit. Due to a variety of factors, many of which are discussed in this prospectus, we may never generate significant revenues or operate profitability. Even if we succeed in our operations as contemplated, we cannot assure a successful transition to higher volume operations. We may be unable to control our expenses, attract necessary additional personnel, or procure the capital required to maintain expanded operations. If our sales growth is ultimately unsuccessful , the results of our operations will suffer accordingly, and the market price of our stock may fall.

         OUR SUCCESS DEPENDS IN LARGE PART UPON OUR ABILITY TO DESIGN, MANUFACTURE, MARKET AND SERVICE PRODUCTS THAT WILL BE ACCEPTED IN THE GAMING MACHINE MARKET.

         Our success as a gaming machine manufacturer and supplier is dependent upon numerous factors, including our ability to design, manufacture, market and service gaming machines that achieve player and casino acceptance while maintaining product quality and acceptable margins. In addition, we must compete against gaming machine suppliers with greater financial resources, name recognition and established service networks, customer relationships and licensed in more jurisdictions. To date, the sales of our multi-player games have been significantly lower than we anticipated. In order to diversify and expand sales, we have begun licensing, marketing and selling single player games such as Bonus Streak and Mythical Reels. We have also begun the development of other single player games such as Revolving Rings. We cannot assure you that these single player games will be accepted by the market. We will need to develop gaming machines that offer technological advantages or unique entertainment features in order for us to be able to compete effectively in the gaming machine market.

         DUE TO THE RAPIDLY-CHANGING TECHNOLOGIES ASSOCIATED WITH THE GAMING MACHINE INDUSTRY, AN INABILITY TO IDENTIFY, DEVELOP AND MARKET NEW PRODUCTS, OR ENHANCE OUR EXISTING PRODUCTS, COULD ADVERSELY AFFECT OUR ABILITY TO ACHIEVE MARKET ACCEPTANCE.

         Our business is characterized by rapidly changing technology and frequent new product introductions and enhancements. Our success in achieving and maintaining market acceptance will depend in part on our continuing ability to enhance our existing products and to introduce in a timely manner new products that meet existing and future regulatory requirements and evolving customer requirements. We may be unsuccessful in identifying, developing and marketing new products or enhancing our existing products. Our business will be adversely affected if we experience delays in developing new products or enhancements or if such products or enhancements do not meet and receive all regulatory approvals and/or gain customer acceptance.

         WE MAY BE UNABLE TO COMPETE SUCCESSFULLY IN THE SINGLE PLAYER GAMES MARKET, FOR WHICH WE ARE CURRENTLY DEVELOPING PRODUCTS, OR WITH COMPETITORS WHO DEVELOP GAMING MACHINES THAT ARE SIMILAR TO OUR MULTI-STATION PRODUCTS.

         Many gaming equipment companies, several of which are large and well-established, supply the casino and video lottery industries with video gaming machines and other gaming equipment. Our management believes that Aristocrat, Alliance Gaming, International Game Technology, Anchor Gaming and WMS Industries are among the largest and most-established gaming machine suppliers. Sigma Games distributes a multi-player horserace game, which our management believes competes for the same casino floor space as our games. Additionally, Sega Gaming also offers similar games in a multi-player format and has applied for licensure in certain U.S. markets. Upon licensing, we believe Sega Gaming will become a direct competitor. However, these competitors, or another competitor, may develop gaming machines that are similar to our gaming machines in the future. Furthermore, we cannot assure you that any of the single player games we are currently developing for the intensely competitive single player game market will be accepted in such a competitive market.

         AS WITH OTHER BUSINESSES IN THE GAMING INDUSTRY, OUR PROFITABILITY AND OUR POTENTIAL FOR GROWTH ARE HIGHLY DEPENDENT ON MANY FACTORS WHICH ARE OUT OF OUR CONTROL.

         Our revenues are derived from the gaming industry. The growth of our business is substantially dependent upon factors that are beyond our the control. Such factors include, among others, the pace of development, changes in gaming regulation, expansion and renovation of casinos and other forms of casino gaming in new jurisdictions, and the continued popularity of casino gaming as a leisure activity. The expansion of the gaming industry has slowed in recent years and the continued expansion of gaming markets is dependent upon political, legal and other factors, which are beyond our control. As a result of these and other factors, we cannot assure you that we will be able achieve planned growth or profitability.

         THE LOSS OF ORDERS OR THE INABILITY TO OBTAIN NEW ORDERS COULD CAUSE SIGNIFICANT FLUCTUATIONS IN OUR REVENUES AND CASH FLOW AND ADVERSELY AFFECT OUR OPERATING RESULTS AS A WHOLE.

         Our operating results have varied substantially from quarter to quarter. Revenues in any quarter are substantially dependent on regulatory approval, receipt of orders, availability of parts and components necessary to manufacture the products, delivery and installation in that quarter. Our staffing and operating expenses are based on anticipated revenue levels, and a high percentage of our costs are fixed, in the short-term. As a result, the loss of any one order, or the failure to obtain new orders as existing orders are completed, could have a material adverse effect on, or cause significant fluctuations in, our revenues and cash flow from quarter to quarter.

         WE CONTINUE TO FACE RISKS, EXPENSES AND DIFFICULTIES ASSOCIATED WITH NEW AND EXPANDING BUSINESSES.

         Although our business was formed in 1991, we continue to face the risks, expenses and difficulties frequently encountered by new and expanding businesses. These risks include, but are not limited to, negative cash flow, initial high development costs of new products without corresponding sales pending receipt of corporate and product regulatory approvals and market introduction and acceptance of new products. We cannot guarantee that our products will be accepted in the marketplace or that we will be able to obtain the regulatory approvals we require to conduct our business.

         OUR OPERATIONS ARE DEPENDENT UPON OUR RELATIONSHIPS WITH OUR VENDORS, SUPPLIERS AND DISTRIBUTORS.

         We are highly dependent upon our relationships with our vendors, suppliers and distributors. A significant interruption or delay in the delivery of components from our suppliers, or the loss of a significant distributor, could materially and adversely affect the results of our operations.

         WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS.

         The manufacture and distribution of gaming machines are subject to numerous federal, state, provincial, tribal, international and local regulations. These regulations are constantly changing and evolving, and may permit additional gaming or curtail gaming in various jurisdictions in the future, which may have a material adverse impact on us. The timing and expense of obtaining gaming licenses has an affect on our ability to expand our market. Together with our key personnel, we undergo extensive investigation before each jurisdictional license is issued. Our gaming machines are subjected to independent testing and evaluation prior to approval from each jurisdiction in which we do business. Generally, regulatory authorities have broad discretion when granting, renewing or revoking such game approvals and licenses. Our failure, or the failure of any of our key personnel or gaming machines, in obtaining or retaining a license in any jurisdiction could have a material adverse effect on our business. Furthermore, the failure to obtain or retain a required license in one jurisdiction could negatively impact our ability (or the ability of any of our key personnel or gaming machines) to obtain or retain required licenses in other jurisdictions. In addition, we may also be subject to regulation as a gaming operator if we enter into lease participation agreements under which we share in the revenues generated by gaming machines. Regulatory authorities may require significant shareholders to submit to background investigations and respond to questions from regulatory authorities, and may deny a license or revoke our licenses based upon their findings. For a more complete description of the gaming regulations impacting us, you should refer to the Regulation section of our Form 10-K for the fiscal year ended December 31, 1998.

         THERE IS A RISK THAT THE VALUE OF OUR PROPRIETARY INTELLECTUAL PROPERTY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS.

         Our products are technology-based and as such, we face several intellectual property risks. We believe that our proprietary software, hardware and other intellectual property are important to our success and our competitive position. We rely on a combination of patent, trade secret, copyright and trademark law, nondisclosure agreements and technical security measures to protect our rights pertaining to our products. We currently hold patents for our blackjack, craps and roulette machines. However, the actions we have taken to protect our proprietary rights may be inadequate to prevent others from imitating our products. For instance, we may not be granted patents for products that we develop in the future. Even if we are granted patents for our products, we may still be unable to prevent third parties from being able to copy or to "reverse engineer" certain portions of our products or to obtain and use information that we believe is proprietary.

         Although we are not aware of any infringement, we may be subject to claims from third parties alleging that we have infringed their proprietary intellectual property rights. Such claims could have a material adverse effect on our business given the costs associated with intellectual property litigation, the potential diversion of our management's resources to litigation and the risk of an injunction or other delay in the offering of our products.

         OUR COMMON STOCK COULD BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH DELISTING COULD HINDER YOUR ABILITY TO OBTAIN ACCURATE QUOTATIONS AS TO THE PRICE OF OUR COMMON STOCK, OR DISPOSE OF OUR COMMON STOCK IN THE SECONDARY MARKET.

         Although our common stock is currently listed on the Nasdaq National Market, we cannot guarantee that an active public market for our common stock will continue to exist. The market price of our Common Stock has been highly volatile. In order to maintain our listing on the NASDAQ National Market, we must maintain a closing sales price of at least $1.00 per share for a certain period of time. Since January 2, 1999, our Common Stock has traded in the range of $0.81 to $2.44 per share. In the event our securities are delisted from the Nasdaq National Market, trading, in our common stock could thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealer's "Electronic Bulletin Board." Consequently, the liquidity of our common stock would likely be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in the coverage of Innovative Gaming Corporation of America by security analysts and the news media, and lower prices for our securities than might otherwise prevail. In addition, our common stock would become subject to certain rules of the Securities and Exchange Commission relating to "penny stocks." These rules require broker-dealers to make special suitability determinations for purchasers other than established customers and certain institutional investors and to receive the purchasers' prior written consent for a purchase transaction prior to sale. Consequently, these "penny stock rules" may adversely affect the ability of broker-dealers to sell our common stock and may adversely affect your ability to sell shares of our common stock in the secondary market.

         THE CONVERSION OF PREFERRED SHARES INTO SHARES OF OUR COMMON STOCK MAY SIGNIFICANTLY DILUTE THE INTERESTS OF OUR OTHER INVESTORS.

         We issued $1.4 million in Series C Preferred Shares to an institutional investor in June 1999. As of July 30, 1999, we have issued and outstanding approximately $1.3 million in Series B Convertible Preferred Stock (the "Series B Preferred Shares," and collectively with the Series C Preferred Shares, the "Preferred Shares"). The Preferred Shares are convertible into our common stock at a conversion price equal to 91% of the average of the lowest three consecutive day closing bid price over the 20 day period prior to conversion. The Series C Preferred Share terms prohibit issuing more than 1,331,500 shares of common stock upon conversion of the Series C Preferred Shares at a discount and the Series B Preferred Share terms prohibit issuing more than 1,505,000 shares of common stock upon conversion of Series B Preferred Shares at a discount and also limit the ability of the holder to convert if, following the conversion, such holder would own in excess of 4.9% of our common stock. A decline in the stock price of common stock could result in dilution to investors if the holders of Preferred Shares convert.

         LIMITATIONS PLACED ON THE CONVERSION OF THE SERIES C PREFERRED SHARES MAY REQUIRE US TO REDEEM SUCH SERIES C PREFERRED SHARES IN CASH AT A SUBSTANTIAL PREMIUM TO THEIR STATED VALUE.

         The total number of shares of common stock issuable upon conversion of the Series C Preferred Shares cannot exceed 1,331,500 shares, which amount represents 20% of our common stock outstanding on June 1, 1999. If a holder of Series C Preferred Shares is unable to convert those shares into common stock because these limitations have been reached, we would be required to redeem the Series C Preferred Shares in cash at 115% of the amount paid those shares plus any accrued and unpaid dividends. Depending on the number of shares we are required to redeem, we may lack sufficient cash to accomplish the required redemption.

         PURSUANT TO ITS AUTHORITY TO DESIGNATE AND ISSUE SHARES OF OUR STOCK AS IT DEEMS APPROPRIATE, OUR BOARD OF DIRECTORS MAY ASSIGN RIGHTS AND PRIVILEGES TO CURRENTLY UNDESIGNATED SHARES WHICH COULD ADVERSELY AFFECT YOUR RIGHTS AS A COMMON SHAREHOLDER.

         Our authorized capital consists of 100,000,000 shares of capital stock. Our Board of Directors, without any action by the shareholders, may designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. The rights of holders of preferred shares and other classes of capital stock that may be issued may be superior to the rights granted to the holders of our common stock. Our Board's ability to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal. Further, the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of common stock.

         WE ARE DEPENDENT ON THE ONGOING SERVICES OF CERTAIN OF OUR EXECUTIVES, THE LOSS OF WHICH COULD HAVE A DETRIMENTAL EFFECT ON OUR PROFITABILITY AND THE MARKET PRICE OF OUR STOCK.

         Our business and our day-to-day operations rely heavily upon the experience, personal efforts and abilities of Edward G. Stevenson, our Chairman of the Board and Chief Executive Officer, Scott Shackelton, our Vice President of Finance and Chief Financial Officer, and Barrett Johnson, our President and Chief Operating Officer. Each of these executives has significant experience in managing and guiding the business affairs of companies in the gaming machine industry. The loss of any member of management could adversely affect the success of our operations and strategic plans and, consequently, have a detrimental effect on the market price of our stock.

         WE MAY NOT PAY DIVIDENDS ON OUR COMMON STOCK, IN WHICH EVENT YOUR ONLY RETURN ON INVESTMENT, IF ANY, WILL OCCUR ON THE SALE OF OUR STOCK.

         To date, we have not paid any cash dividends on our common stock, and we do not intend to do so in the foreseeable future. Rather, we intend to use any future earnings to fund our operations and the growth of our business. Accordingly, the only return on an investment in our common stock will occur upon its sale.

         MINNESOTA LAW MAY INHIBIT OR DISCOURAGE TAKEOVERS, WHICH COULD REDUCE THE MARKET VALUE OF OUR STOCK.

         Being a corporation organized under Minnesota law, we are subject to certain Minnesota statutes which regulate business combinations and restrict the voting rights of certain persons acquiring shares of our stock. By impeding a merger, consolidation, takeover or other business combination involving Innovative

Gaming Corporation of America or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of us, these regulations could adversely affect the market value of our stock.

         POTENTIAL ADVERSE MARKET PRICE IMPACT OF SHARES ELIGIBLE FOR FUTURE
SALE.

         The sale, or availability for sale, of substantial amounts of our common stock in the public market subsequent to this offering of common stock may adversely affect the prevailing market price of common stock and may impair whether we can raise additional capital by the sale of stock. As of July 30, 1999, we had 7,153,817 shares of common stock outstanding. In addition, as of July 30, 1999, we had 926,950 shares of common stock subject to outstanding options granted under its employee and director stock option plans, 667,500 shares of common stock subject to outstanding warrants (other than the Warrants) and 2,133,332 shares of common stock issuable upon conversion of convertible promissory notes.



                                 USE OF PROCEEDS

         The gross proceeds to us from the exercise of the warrants, if the warrants are exercised in full, would be a maximum of $517,200. The proceeds from the exercise of the warrants are intended to be used for working capital purposes. We will not receive any proceeds from the sale by the selling shareholders of the common stock issuable upon the conversion of the Series C Preferred Shares.

                              SELLING SHAREHOLDERS


         The following table sets forth the number of shares of the common stock owned by the selling shareholders as of the date hereof and after giving effect to this offering. We will not receive any proceeds from the sale of the common stock by the selling shareholders. The shares of common stock received upon exercise of the Warrants or the conversion of Series C Preferred Shares may be offered from time to time by the selling shareholders.

                                       Shares              Number of          Percentage
                                    Beneficially        Shares Offered        Beneficial
                                    owned before       Hereby by Selling    Ownership After
                                      Offering             Shareholder         Offering
- --------------------------         -------------       ------------------   ----------------
The Shaar Group, Ltd.                2,288,548(1)      1,331,500 (2)(3)          2.6%(4)
Wayne Mills                            475,000(5)        125,000                 3.9%
Lakes Gaming, Inc.                     412,500(6)         87,500                 3.6%
Edward G. Stevenson                    308,000(7)         50,000                 2.9%
Richard C. Lockwood                    145,000(8)         45,000                 1.1%
Gulfstream Financial, LLC               75,000(9)         75,000                   *
Craig C. Avery                        240,000(10)         37,500                 2.3%

- ------------
*Less than 1%.

(1) Includes (i) 233,900 shares of common stock beneficially owned by such shareholder; (ii) 1,331,500 shares of common stock issuable upon conversion of the Series C Preferred Shares, and (iii) 723,148 shares of common stock issuable upon conversion of Series B Preferred Shares. The common stock issuable upon conversion of the Series B Preferred Shares is at an assumed conversion price of $1.763 per share based upon the closing bid price $1.9375 per share on July 30, 1999. Because the number of shares of common stock issuable upon conversion of the Series C Preferred Shares and the Series B Preferred Shares and as payment of dividends thereon is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of common stock that will be beneficially owned by the selling shareholder, will fluctuate daily and cannot be determined at this time. However, the selling shareholder has contractually agreed to restrict its ability to convert Series C Preferred Shares (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of common stock held by it and its affiliates after such conversion exceeds 4.9% of the then issued and outstanding shares of common stock following such conversion.

(2) Represents the maximum number of shares of common stock issuable upon conversion of the Series C Preferred Shares.

(3) The 9% beneficial conversion feature is accounted for as an additional Series C Preferred Shares dividend, the amount of which is determined on the date the Series C Preferred Shares were issued. The average closing bid price of our common stock over the ten day period preceding the issuance of the Series C Preferred Shares was $1.3906. As such, the holders of Series C Preferred Shares could convert the Series C Preferred Shares into approximately 1,106,329 shares of common stock and the value of the beneficial conversion feature therefore was approximately $138,462. This beneficial conversion feature or dividend reduces income available for holders of our common stock and therefore reduces earnings per share on a pro rata basis over the period from issuance of the Series C Preferred Shares to the earliest conversion date. Income available to holders of common stock will be reduced by approximately $32,885, $87,115 and $18,462 during the second, third and fourth quarters of 1999, respectively.

(4) Assumes a maximum of 723,148 shares of common stock issuable upon conversion of the Series B Preferred Shares offered pursuant to our prospectus dated September 3, 1998, as supplemented by prospectus supplement dated June 16, 1999, are sold pursuant to such prospectus.

(5) Includes (i) 350,000 shares of common stock beneficially owned by such shareholder; (ii) 50,000 shares issuable upon exercise of a warrant issued March 5, 1999 in connection with our redemption of 400,000 shares of common stock owned by such selling shareholder and (iii) 75,000 shares issuable upon exercise of a warrant issued in connection with the issuance of secured convertible notes on June 1, 1999. Does not include (i) 400,000 shares of common stock issuable upon conversion of a promissory note issued to such shareholder in connection with such redemption and (ii) 333,333 shares of common stock issuable upon conversion of the secured convertible notes issued June 1, 1999.

(6) Includes (i) 325,000 shares of common stock beneficially owned by such shareholder, and (ii) 87,500 shares issuable upon exercise of a warrant issued April 22, 1999 in connection with our redemption of 700,000 shares of common stock owned by such selling shareholder. Does not include (i) 700,000 shares of common stock issuable upon conversion of a promissory note issued to such shareholder in connection with such redemption and (ii) 102,500 shares of common stock issuable upon exercise of another Warrant issued to such shareholder.

(7) Includes (i) 50,000 shares issuable upon exercise of a warrant issued June 1, 1999 in connection with Mr. Stevenson's guarantee of a portion of the principal amount of secured convertible promissory notes issued on such date and
(ii) 258,000 shares issuable upon exercise of employee stock options.
Mr. Stevenson is our Chairman and Chief Executive Officer.

(8) Includes 45,000 shares issuable upon exercise of Warrants issued June 1, 1999 in connection with the issuance of secured convertible notes on such date to such selling shareholder. Does not include 200,000 shares of common stock issuable upon conversion of the secured convertible notes issued June 1, 1999.

(9) Shares issuable upon exercise of Warrants issued June 1, 1999 in connection with the issuance of secured convertible notes on such date to such selling shareholder. Does not include 333,333 shares of common stock issuable upon conversion of the secured convertible notes issued June 1, 1999.

(10) Includes 37,500 shares issuable upon exercise of Warrants issued June 1, 1999 in connection with the issuance of secured convertible notes on such date to such selling shareholder. Does not include 166,666 shares of common stock issuable upon conversion of the secured convertible notes issued June 1, 1999.


      On June 1, 1999, we issued 1,400 Series C Preferred Shares with a stated value of $1,000 per share in a private placement for total proceeds of $1,400,000, and net proceeds after expenses of approximately $1,345,000. Of such net proceeds, $1,100,000 was used to redeem 1,100 shares of our Series B Preferred Shares.

         The annual dividend of 4% on the Series C Preferred Shares is cumulative and is payable quarterly in arrears either in cash or in registered shares of our common stock. Each Series C Preferred Share is convertible into shares of our common stock, at a conversion price equal to 91% of the average of the lowest three consecutive day closing bid prices of our common stock as reported on by Bloomberg, L.P. over a period of twenty trading days ending on the day prior to which the holder of Series C Preferred Shares notifies us of such holder's intent to convert a specified portion of such Series C Preferred Shares, provided that the maximum conversion price shall not exceed $1.877. The total number of shares of common stock issuable upon conversion of the Series C Preferred Shares cannot exceed 1,331,500 shares (which represents 20% of the number of outstanding shares of common stock on June 1, 1999), unless the Company obtains shareholder approval as required by the Nasdaq National Market. In the event a holder of Series C Preferred Shares is unable to convert shares of Series C Preferred Shares into common stock because 1,331,500 shares have already been issued as described in the preceding sentence, we must redeem any unconverted Series C Preferred Shares presented for conversion for cash at a price equal to 115% of their stated value. We have the right to redeem the Series C Preferred Shares in cash at 115% of their stated value plus accrued and unpaid dividends at any time after July 31, 1999. All Series C Preferred Shares which are still outstanding on June 1, 2001 are mandatorily converted at the conversion price.

         We are not required to convert Series C Preferred Shares, whether upon request for conversion by the holder or upon the June 1, 2001 mandatory conversion date, if and to the extent that such holder or any affiliate of such shareholder would then own in excess of 4.9% of our common stock. If, notwithstanding the foregoing, such holder is deemed by a court to be the beneficial owner of more than 4.9% of our common stock, we are required to redeem for cash such number of shares of Series C Preferred Shares as will reduce such holder's ownership to not more than 4.9% at a redemption price equal to 115% of the stated value plus accrued and unpaid dividends. In the case of mandatory conversion, we may elect to pay a redemption price in cash equal to 115% of the stated value plus accrued and unpaid dividends.

                              PLAN OF DISTRIBUTION

         We are registering the shares offered by this prospectus in part on behalf of the selling shareholders. We agreed to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act") covering resale by the selling shareholders of the shares and to use our best efforts to cause such registration statement to be declared effective as soon as possible thereafter. As used in this section, the term "selling shareholders" includes donees, pledgees, transferees and other successors in interest selling shares received from a selling shareholder after the date of this prospectus. We will pay all costs and expenses in connection with the preparation of this prospectus and the registration of the shares offered by it. Any brokerage commissions and similar selling expenses attributable to the sale of shares will be borne by the selling shareholders. Sales of shares may be effected by the selling shareholders at various times in one or more types of transactions (which may include block transactions) on the Nasdaq National Market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling shareholders.

         We have agreed to indemnify the selling shareholders and their officers, directors, employees and agents, and each person who controls any selling shareholder, in certain circumstances against certain liabilities, including liabilities arising under the Securities Act. Each selling shareholder has agreed to indemnify us and our directors and officers in certain circumstances against certain liabilities, including liabilities arising under the Securities Act.

         The selling shareholders and any broker-dealers that act in connection with the sale of securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling shareholders that the anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to their sales in the market.

         Selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.

MINNESOTA ANTI-TAKEOVER LAW

         We are governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an

"interested shareholder" for a period of four years after the date of transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Federal securities law requires Innovative Gaming Corporation of America to file information with the Securities and Exchange Commission concerning its business and operations. Accordingly, we file annual, quarterly, and special reports, proxy statements and other information with the Commission. You can inspect and copy this information at the Public Reference Facility maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549. You can also do so at the following regional offices of the Commission:

(1) New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048

(2) Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

         You can receive additional information about the operation of the Commission's Public Reference Facilities by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that, like Innovative Gaming Corporation of America, file information electronically with the Commission.

         The Commission allows us to "incorporate by reference" information that has been filed with it, which means that we can disclose important information to you by referring you to the other information we have filed with the Commission. The information that we incorporate by reference is considered to be part of this prospectus, and related information that we file with the Commission will automatically update and supersede information we have included in this prospectus. We also incorporate by reference any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling shareholders sell all of their shares or until the registration rights of the selling shareholders expire. This prospectus is part of a registration statement that we filed with the Commission (Registration No. 333-______). The following are specifically incorporated herein by reference:

         1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

         2. Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 1998 as filed August 3, 1999;

         3. Quarterly Report on Form 10-Q filed on May 17, 1999, for the quarterly period ended March 31, 1999;

         4.   Current Report on Form 8-K filed on June 7, 1999;

         5. The description of common stock included under the caption "Securities to be Registered" in the Company's registration statement on Form SB-2 (Registration No. 33-61492C), including any amendments or reports filed for the purpose of updating such description.

         You can request a free copy of the above filings or any filings subsequently incorporated by reference into this prospectus by writing or calling us at the following address:

              Innovative Gaming Corporation of America
              Attention: Chief Financial Officer
              4725 Aircenter Circle
              Reno, Nevada 89502
              (775) 823-3000

         You should rely only on the information incorporated by reference or provided in this prospectus or any supplement or amendment to this prospectus. We have not authorized anyone else to provide you with different information or additional information. Selling shareholders will not make an offer of our common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus, or any supplement or amendment to this prospectus, is accurate at any date other than the date indicated on the cover page of such documents.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumption relating to the foregoing. Important factors regarding Innovative Gaming Corporation of America's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed under the caption "Risk Factors."

                                  LEGAL MATTERS

         Legal matters in connection with the validity of the shares offered by this Prospectus will be passed upon for the Company by Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota.


                                     EXPERTS

         The consolidated financial statements of Innovative Gaming Corporation of America as of December 31, 1998, December 31, 1997 and December 31, 1996 and for the years then ended incorporated by reference in the registration statement of which this prospectus is a part have been audited by Kafoury, Armstrong & Co., independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of that firm as experts in giving said reports.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and
Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a corporation's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. Our articles and bylaws do not include any such prohibition or limitation. As a result, we are bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes. As permitted by Section 302A.251 of the Minnesota Statutes, our Articles of Incorporation provide that a director shall, to the fullest extent permitted by law, have no personal liability to us and our shareholders for breach of fiduciary duty as a director.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                1,751,500 SHARES

                    INNOVATIVE GAMING CORPORATION OF AMERICA

                                  COMMON STOCK






                              ---------------------

                                   PROSPECTUS
                              ---------------------





                                     , 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The estimated expenses in connection with the issuance and distribution of the securities registered hereby are set forth in the following table:

SEC registration fee........................................        $    945
Nasdaq National Market additional listing fee...............           7,500
Legal fees and expenses.....................................          55,000
Accounting fees and expenses................................          50,000
Printing and miscellaneous expenses                                    6,555
                                                                    --------
Total.......................................................        $120,000
                                                                    ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation. Subdivision 4 of Section 302A.521 of the Minnesota Statutes provides that a company's articles of incorporation or bylaws may prohibit such indemnification or place limits upon the same. The Company's articles and bylaws do not include any such prohibition or limitation. As a result, the Company is bound by the indemnification provisions set forth in Section 302A.521 of the Minnesota Statutes.

         As permitted by Section 302A.251 of the Minnesota Statutes, the Articles of Incorporation of the Company provide that a director shall have no personal liability to the Company and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law. The Agency Agreement contains provisions under which the Company, on the one hand, and the Placement Agent, on the other hand, have agreed to indemnify each other (including officers and directors of the Company and the Placement Agent, and any person who may be deemed to control the Company or the Placement Agent) against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

ITEM 16.       EXHIBITS.


    EXHIBIT    DESCRIPTION OF DOCUMENT
    -------    -----------------------

     3.1(a)    Articles of Incorporation, as amended (Incorporated herein by reference to Exhibit 3.1 to the Company's Registration Statement
               on Form SB-2 (File No. 33-61492C)
     3.1(b)    Certificate of Designation relating to Series B Convertible
               Preferred Stock (Incorporated herein by reference to Exhibit 4 to the Company's report on Form 10-Q for the quarter ended March 31,
               1998)
     3.1(c)    Articles of Amendment of Certificate of Designation of Series B
               Convertible Preferred Stock as filed June 15, 1999 (Incorporated herein by reference to Exhibit 3.1(c) to the Company's report on
               Form 8-K dated June 1, 1999)
     3.1(d)    Certificate of Designation relating to Series C Convertible
               Preferred Stock as filed June 1, 1999 (Incorporated herein by reference to Exhibit 3.1(d) to the Company's report on Form 8-K dated June 1, 1999)
     5         Opinion of Maslon Edelman Borman & Brand, LLP
     10.1      Stock Redemption Agreement by and between the Company and Wayne
               M. Mills, dated March 5, 1999
     10.2      Warrant issued to Wayne M. Mills, dated March 5, 1999
     10.3      Convertible Promissory Note issued to Wayne M. Mills, dated
               March 5, 1999
     10.4      Stock Redemption Agreement by and between the Company and Lakes
               Gaming, Inc., dated April 22, 1999
     10.5      Warrant issued to Lakes Gaming, Inc., dated April 22, 1999
     10.6      Convertible Promissory Note issued to Lakes Gaming, Inc., dated
               April 22, 1999
     10.7      Series B Convertible Preferred Stock Amendment Agreement dated
               June 1, 1999 by and between the Company and KA Investments, LDC
               (Incorporated herein by reference to Exhibit 10.1 to the
               Company's report on Form 8-K dated June 1, 1999)
     10.8      Subscription Agreement with respect to Series C Convertible
               Preferred Stock dated June 1, 1999 by and between the Company and
               The Shaar Fund, Ltd (Incorporated herein by reference to Exhibit
               10.2 to the Company's report on Form 8-K dated June 1, 1999)
     10.9      Registration Rights Agreement with respect to Series C
               Convertible Preferred Stock dated June 1, 1999 by and between the
               Company and The Shaar Fund, Ltd (Incorporated herein by reference to Exhibit 10.3 to the Company's report on Form 8-K dated June 1,
               1999)
     10.10     Form of Note Subscription Agreement (Incorporated herein by reference to Exhibit 10.4 to the Company's report on Form 8-K dated June 1, 1999)
     10.11     Form of 12% Secured Convertible Promissory Note (Incorporated
               herein by reference to Exhibit 10.5 to the Company's report on
               Form 8-K dated June 1, 1999)
     10.12     Form of Warrant (Incorporated herein by reference to Exhibit 10.6 to the Company's report on Form 8-K dated June 1, 1999)
     10.13     Security Agreement, dated June 1, 1999, by Innovative Gaming,
               Inc. in favor of certain Noteholders (Incorporated herein by reference to Exhibit 10.7 to the Company's report on Form 8-K dated June 1, 1999)
     23.1      Consent of Kafoury, Armstrong & Co.
     23.2      Consent of Maslon Edelman Borman & Brand, LLP (included in
               Exhibit 5).
     24        Power of Attorney

ITEM 17. UNDERTAKINGS.

(a) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.





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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on August 3, 1999.

                        Innovative Gaming Corporation of America, Registrant

                        By /s/ Edward G. Stevenson
                          ------------------------------------------------------
                          Edward G. Stevenson, Chief Executive Officer

                                POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Edward G. Stevenson and Scott H. Shackelton, each of either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.


NAME                                                TITLE                                    DATE
- ----                                                -----                                    ----
/s/ Edward G. Stevenson                     Chairman of the Board and                   August 3, 1999
- ------------------------------------        Chief Executive Officer
Edward G. Stevenson                         (Principal Executive Officer)

/s/ Scott H. Shackelton
- ------------------------------------        Vice President of Finance                   August 3, 1999
Scott H. Shackelton                         and Chief Financial Officer
                                            (Principal Financial Officer)
/s/ Barrett V. Johnson
- ------------------------------------        President and Chief Operating               August 3, 1999
Barrett V. Johnson                          Officer


- ------------------------------------        Director                                    August 3, 1999
Wayne M. Mills

/s/ Ronald A. Johnson
- ------------------------------------        Director             August 3, 1999
Ronald A. Johnson

/s/ Leo V. Seevers
- ------------------------------------        Director             August 3, 1999
Leo V. Seevers

/s/ Ronald R. Zideck
- ------------------------------------        Director             August 3, 1999
Ronald R. Zideck

                                    EXHIBITS


    EXHIBIT     DESCRIPTION OF DOCUMENT                                                                 PAGE NO.
    -------     -----------------------                                                                 --------
      5         Opinion of Maslon Edelman Borman & Brand, LLP
     10.1       Stock Redemption Agreement by and between the Company and
                Wayne M. Mills, dated March 5, 1999
     10.2       Warrant to purchase common stock of the Company issued to
                Wayne M. Mills, dated March 5, 1999
     10.3       Convertible Promissory Note issued to Wayne M. Mills, dated
                March 5, 1999
     10.4       Stock Redemption Agreement by and between the Company and
                Lakes Gaming, Inc., dated April 22, 1999
     10.5       Warrant to purchase common stock of the Company issued to Lakes
                Gaming, Inc., dated April 22, 1999
     10.6       Convertible Note issued to Lakes Gaming, Inc., dated April 22, 1999
     23.1       Consent of Kafoury, Armstrong & Co.
     23.2       Consent of Maslon Edelman Borman & Brand, LLP (included in
                Exhibit 5)
      24        Power of Attorney













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